EXHIBIT 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of January 10, 2007, by and between OR-NIMBUS CORPORATE CENTER, L.L.C., a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Spieker Properties, L.P., a California corporation) and Tenant are parties to that certain lease dated April 2, 1999, which lease has not been previously amended (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 58,817 rentable square feet {the “Premises”) described as the entire building commonly known as Nimbus Building 6 (formerly known as Nimbus Building 7) located at 9100 SW Gemini Drive, Beaverton, Oregon (the “Building”).

B.	The Lease by its terms shall expire on August 31, 2009 (“Prior Termination Date”), and the parties desire to extend the term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended for a period of 64 months commencing on the day immediately following the Prior Termination Date and shall expire on December 31, 2014 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term of the Lease commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Base Rent – Januarv 1. 2007 Through Prior Termination Date. Notwithstanding anything contained in the Lease to the contrary, the schedule of Base Rent payable with respect to the Premises during the period beginning January 1, 2007 and ending August 31, 2009 is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
1/1/07 through 12/31/07	$13.68	$67,051.38
1/1/08 through 12/31/08	$14.16	$69,404.06
1/1/09 through 8/31/09	$14.64	$71 756.74

Notwithstanding the foregoing, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $67,051.38 per month for three consecutive full calendar months beginning with the month of January 2007 (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $201,154.14 (the “Abated Base Rent”). If Tenant defaults at any time during the term of the Lease and fails to cure such default within any applicable cure period under the Lease, all Abated Base Rent shaii immediateiy become due and payable. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Base Rent – Extension Date Through Extended Termination Date. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
9/1/09 through 12/31/09	$14.64	$71,756.74
1/1/10 through 12/31/10	$15.00	$73,521.25
1/1/11 through 12/31/11	$15.36	$75,285.76
1/1/12 through 12/31/12	$15.72	$77,050.27
1/1/13 through 12/31/13	$16.08	$78,814.78
1/1/14 through 12/31/14	$16.44	$80,579.29

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.	Definition of Project / Operating Expenses.

4.01.	Pursuant to, but without limiting, the second sentence of Section 7 of the Lease, for the portion of the term of the Lease commencing on January 1, 2007, the number of buildings which comprises the Project shall be increased, and the term “Project”, as used in the Lease, shall mean, collectively, the Building together with the 15 buildings located at 8910, 8920, 8930, 9000, 9020, 9030, 9040, 9090, 9300, 9400, 9450, 9500, 9525, 9595, 9590, 9705, 9775, and 9795 SW Gemini Drive and 9203, 9205, 9225, 9255, 9275, 9295, 9305, 9309, 9315, 9401, 9403, 9405, 9407, 9411, 9600, 9605, 9650, 9700, 9720, 9730, 9734, 9740, 9750, 9760, 9770, 9780, 9782, 9786, and 9790 SW Nimbus Avenue, Beaverton, Oregon, having a combined 689,797 rentable square feet. Accordingly, for the portion of the term of the Lease commencing on January 1, 2007, “Tenant’s Proportionate Share of Project”, as used in the Lease, with respect to the Premises is 8.5267% (i.e., 58,817rsf /689,797rsf).

4.02.	For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.01.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.02.	Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.	Renewal Option.

6.01.	Grant of Option; Conditions. Tenant shall have the right to extend the term of the Lease (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Extended Termination Date and ending on the 5th anniversary of the Extended Termination Date (the “Renewal Term”), if:

A.	Landlord receives notice of exercise (“Initial Renewal Notice”) not later than March 31, 2014 and not earlier than October 1, 2013; and

B.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

C.	No more than 20,000 rentable square feet of the Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

D.	The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

6.02.	Terms Applicable to Premises During Renewal Term.

A.	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 6 of the Lease.

B.	Tenant shall pay Additional Rent (i.e. Operating Expenses) for the Premises during the Renewal Term in accordance with Section 6 and Section 7 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Operating Expenses and the base year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

6.03.	Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant’s Renewal Option shall be deemed to be null and void and of no force and effect.

6.04.	Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, term of the Lease, termination date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

6.05.	Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Project and office buildings comparable to the Building in the Beaverton, Oregon area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

7.	Landlord’s Notice Addresses. Notwithstanding anything to the contrary contained in the Basic Lease Information Section of the Lease, Landlord’s Notice Addresses are as follows:

Landlord:	With a copy to:

OR-Nimbus Corporate Center, L.L.C.	Equity Office
c/o Equity Office	One Market
One SW Columbia Street	Spear Tower, Suite 600
Suite 300	San Francisco, California 94105
Portland, Oregon 97258	Attn: Seattle Managing Counsel
Attn: Property Manager

8.	Permitted Use. The “Permitted Use” set forth in the Basic Lease Information of the Lease is hereby amended by adding the following words to the end thereof:

“; provided, however, in no event shall Tenant use or allow any other party to use all or any portion of the Premises for the operation of a health club facility, a private workout room, or shower facility.”

9.	Limitations on Use / Liquid Nitrogen Storage.

9.01.	The second sentence of Section 4.8 of the Lease is deleted in its entirety and the following substituted therefor:

“Storage outside of the Premises of materials, vehicles or any other items is prohibited.”

9.02.	Notwithstanding anything to the contrary set forth in the Lease, Landlord acknowledges that Tenant currently stores liquid nitrogen in 2 tanks (the “Liquid Nitrogen Tanks”) outside of the Premises at the location outlined on Exhibit B attached hereto and made a part hereof (the “Liquid Nitrogen Storage Area”). Landlord shall have the right to require an acceptable enclosure to hide or disguise the existence of the Liquid Nitrogen Tanks and to minimize any adverse effect that the Liquid Nitrogen Tanks may have on the appearance of the Building or the Project. Tenant shall use the Liquid Nitrogen Tanks and Liquid Nitrogen Area in a safe and clean manner and in accordance with all applicable Regulations. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Liquid Nitrogen Tanks. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Liquid Nitrogen Tanks. Any increase in the size or number of the Liquid Nitrogen Tanks shall be subject to Landlord’s prior written consent.

9.03.

Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Liquid Nitrogen Tanks shall in no way damage any portion of the Building or the Project. To the maximum extent permitted by Regulations, the Liquid Nitrogen Tanks and all appurtenances in the Liquid Nitrogen Storage Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Liquid Nitrogen Tanks, or any appurtenances installations are damaged for any reason. Tenant agrees to be responsible for any damage caused to the Building or the Project in connection with the installation, maintenance, operation or removal of the Liquid Nitrogen Tanks and, in accordance with the terms of Article 4.0. and Article 9.C. of the Lease, to indemnify, defend and hold Landlord and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (the “Landlord Related Parties”) harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees (if and to the extent permitted by Regulations), which may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties in connection with the installation, maintenance, operation or removal of the Liquid Nitrogen Tanks, including, without limitation, any environmental and hazardous materials claims. In addition to, and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that !he installation and use of the Liquid Nitrogen Tanks and appurtenances shall not adversely affect the insurance coverage for the Building. If for any reason, the installation or use of the Liquid Nitrogen Tanks and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

9.04.	Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Liquid Nitrogen Tanks and the appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Liquid Nitrogen Tanks, and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant took the Liquid Nitrogen Storage Area “as is” in the condition in which the Liquid Nitrogen Storage Area was in as of the Commencement Date, without any obligation on the part of Landlord to prepare or construct the Liquid Nitrogen Storage Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Liquid Nitrogen Storage Area for the installation and operation of the Liquid Nitrogen Tanks. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Liquid Nitrogen Storage Area without Landlord’s prior written consent. Tenant agrees to maintain the Liquid Nitrogen Tanks, including without limitation, any enclosure installed around the Liquid Nitrogen Tanks in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Liquid Nitrogen Tanks so as to keep such enclosure in good condition.

9.05.	Tenant, subject to the rules and regulations enacted by Landlord, shall have access to the Liquid Nitrogen Tanks for the purpose of installing, repairing, maintaining and removing said Liquid Nitrogen Tanks. Tenant shall be permitted to use the Liquid Nitrogen Storage Area solely for the maintenance and operation of the Liquid Nitrogen Tanks, and the Liquid Nitrogen Tanks, and Liquid Nitrogen Storage Area are solely for the benefit of Tenant. Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Liquid Nitrogen Storage Area.

9.06.	Tenant shall have no right to sublet the Liquid Nitrogen Storage Area except in connection with a sublease of the entire Premises to which Landlord has consented, or to assign its interest hereunder, except in connection with an assignment of the Lease to which Landlord has consented.

10.	Compliance with Regulations. All of Section 4.C. of the Lease, other than the first and second sentences thereof, is deleted in its entirety and is replaced with the following:

“The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant, at its sole cost and expense, shall comply with all existing or future applicable municipal, state and federal and other governmental statues, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements, and restrictions of record governing and relating to the use, occupancy or possession of the Premises (collectively, “Regulations”) regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Regulations that relate to the “Base Building” (defined below}, but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Regulations.

Landlord shall, at Landlord’s expense (except to the extent properly included in Operating Expenses), cause structural elements of the Building, common areas, and the Base Building electrical, heating, ventilation and air conditioning, mechanical and plumbing systems and the common areas to comply with all applicable Regulations to the extent that (i) such compliance is necessary in order for Tenant to use the Premises for general office use in a normal and customary manner and for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (ii) Landlord’s failure to cause such compliance would impose liability upon Tenant under applicable Regulations; provided, however, that Landlord shall not be obligated to cause such compliance to the extent that any non-compliance (i) is caused or triggered by any of the matters that are Tenant’s responsibility under any provision of this Lease, including, without limitation, the immediately preceding paragraph above or Paragraph 12 below, or (ii) arises under any provision of the Americans with Disabilities Act other than Title Ill thereof. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Regulation and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Regulation. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.”

11.	Hazardous Materials.

11.01.	The first sentence of Section 4.0. of the Lease is hereby deleted in its entirety and is replaced with the following:

“As used in this Lease, “Hazardous Materials” shall mean any material or substance that is now or hereafter defined or regulated by any statute, regulation, ordinance, or governmental authority thereunder, as radioactive, toxic, hazardous, or waste, including but not limited to (i) petroleum and any of its constituents or byproducts, (ii) radioactive materials, (iii) asbestos in any form or condition, and (iv) substances or materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.”

11.02.	The final 3 sentences of Section 4.0 of the Lease are hereby deleted in their entirety and are replaced with the following:

“Landlord and any successor in interest of Landlord will indemnify, defend, hold harmless and reimburse Tenant and the Tenant Parties from and against any and all fines and reasonable direct remedial costs and expenses (including reasonable legal expenses and consultants’ fees) (collectively, “Costs”) that Tenant or the Tenant Parties may incur due to a clean up, abatement, removal, or other remedial response required of Tenant or the Tenant Parties by an appropriate governmental authority resulting from or caused by the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Hazardous Materials on or about the Building and/or the Project. However, this indemnity provision will not apply to any Costs caused by the negligence or intentional misconduct of Tenant or any Tenant Parties, or resulting from any Hazardous Materials introduced to, produced, stored or generated at the Premises, the Building or the Project by, or disturbed, distributed or exacerbated by, Tenant or any Tenant Parties. In addition, this indemnity obligation shall not be binding on any party that acquires Landlord’s interest in the Building by foreclosure or deed in lieu of foreclosure, except to the extent Costs, if any, incurred as a result of any remedial response that such party was required under applicable law to perform, but failed to perform, following such acquisition. Tenant’s and Landlord’s obligations under this Section 4.0 of the Lease shall survive any expiration or earlier termination of this Lease.”

12.	Operating Expenses.

12.01.	The following is hereby added to the end of Section 7.A.(3)(d) of the Lease:

“notwithstanding the foregoing, however, if executive personnel or officers or partners of Landlord provide services directly related to the operation, maintenance or ownership of the Project that, if provided directly by a general manager or property manager or his or her general support staff, would normally be chargeable as an operating expense of a comparable project, then an appropriate pro rata share of the wages, salaries, fees or fringe benefits paid to such individuals that reflects the extent to which such individuals provide such services to the Project may be included in Operating Expenses.”

12.02.	Section 7.A.(3)(xi) of the Lease is hereby deleted in its entirety and is replaced with the following:

“costs incurred by Landlord to cure any violation of Regulations for which Landlord is responsible under the second grammatical paragraph of Section 4.C. of this Lease, to the extent such violation exists as of the date of the Lease and such cure is required by Regulations as of the date of the Lease.”

12.03.	The final sentence of Section 7.0. of the Original Lease is hereby modified by the deletion of the phrase “and with all such expenses passed through to the Tenant as appropriate based on generally accepted accounting principals.”

13.	Insurance and Indemnification.

13.01.	Section B.8.1 of the Lease is hereby deleted in its entirety and is replaced with the following:

“Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all time until the end of the Term, Property Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises all improvements, additions or alterations made by or for the benefit of Tenant, and all above-Building standard leasehold improvements and equipment existing in the Premises as of date of Lease execution (including, without limitation, clean rooms, HVAC, electrical, and plumbing equipment and systems servicing such clean rooms, safety showers, and change rooms located in the Premises).”

13.02.	Section B.C. of the Lease is hereby deleted in its entirety and is replaced with the following:

“Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Regulations) (collectively referred to as “Losses” ), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Regulations) of Tenant, the Tenant Parties. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties, Landlord shall indemnify, defend and hold Tenant and the Tenant Parties harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Regulations) of Landlord or the Landlord Related Parties. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined below) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Article 20 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. This provision of this Section B.C. shall survive the expiration or earlier termination of the Lease. As used herein, “Mortgagee” is a party having the benefit of a Mortgage. As used herein, “Mortgage” means mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project.”

13.	Waiver of Subrogation. Section 9 of the Lease is hereby deleted in its entirety and is replaced with the following:

“Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises, improvements in and to the Premises, including any Alterations, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.

14.	Landlord’s Repair and Maintenance. The fourth sentence of Section 10 of the Lease is hereby deleted in its entirety and is replaced with the following:

“Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair the same.”

15.	Exterior Signs. The following provisions shall apply from and after the date of mutual execution and delivery of this Amendment:

15.01.	The final three sentences of Section 13 of the Lease are hereby deleted in their entirety and shall be of no further force or effect.

15.02.	Building Signage. Tenant currently has installed and may maintain one non- illuminated sign containing Tenant’s name on the exterior of the Building (the “Existing Sign”) and Tenant shall have the right to install and maintain a second non-illuminated sign containing Tenant’s name on the exterior of the Building in a location reasonably approved by Landlord and facing along SW Gemini Drive (the “New Sign”, and together with the Existing Sign, collectively, the “Sign” ). In the event Tenant desires to modify the Existing Sign, such modification shall be subject to the terms and conditions of this Section 15.02 which are applicable to a New Sign. Tenant, at its sole cost and expense, shall obtain any necessary zoning and/or regulatory approval in connection with the Sign. All costs in connection with the Sign, including any costs for the design, installation, supervision of installation, wiring, maintenance, repair and removal of the Sign, will be at Tenant’s expense. Tenant shall submit to Landlord reasonably detailed drawings of the proposed New Sign, including without limitation, the size, material, shape and lettering for review and approval by Landlord. The New Sign shall conform to the standards of design and motif established by Landlord for the exterior of the Project. Tenant shall reimburse Landlord for any costs associated with Landlord’s review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. Tenant will be responsible for the repair of any damage that the installation of the Sign may cause to the Building or the Project. Tenant agrees upon the expiration date or sooner termination of the Lease, upon Landlord’s request, to remove the Sign and to repair and restore any damage to the Building and the Project at Tenant’s expense. In addition, Landlord shall have the right to remove the Sign at Tenant’s sole cost and expense, if, at any time during the Term: (1) Tenant assigns its interest in this Lease, (2) Tenant ceases to occupy the Premises, or (3) Tenant defaults under any term or condition of the Lease and fails to cure such default within any applicable grace period.

16.	Inspection/Posting Notices.

16.02.	Section 14 of the Lease is hereby deleted in its entirety and is replaced with the following:

“Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the

Premises or any portion of the Building; provided, however, Landlord shall only enter the Premises for purposes of showing it to prospective tenants during the last 6 months of the Term. Except in emergencies or to provide Building services, Landlord shall provide Tenant with 24 hours’ prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises and Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided Tenant makes such employee available at the time Landlord or such other party desires to enter the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and outside of normal business hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, Tenant, at its own expense, may provide its own locks to the cleanrooms within the Premises (“Secured Area”). Tenant need not furnish Landlord with a key, but upon the scheduled expiration date of the Lease or earlier expiration or termination of Tenant’s right to possession, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non- emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines in its reasonable discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. If, as a result of Landlord’s entry into the Premises, Landlord acquires knowledge of any information pertaining to the operations. financial or otherwise, financial condition or trade secrets of Tenant’s business or any information pertaining to Tenant’s customers that such customers would have a reasonable expectation of being kept confidential, Landlord shall not knowingly disclose, or knowingly and actively cause any of the Landlord Related Parties or Landlord’s contractors to disclose, such information to any third parties, except to the extent, if any, that such disclosure is, in Landlord’s reasonable judgment, required by applicable Regulations.”

17.	Financial Statements. Section 17 of the Lease is hereby modified by the deletion of the phrase “and which Landlord shall keep confidential” and the substitution therefor of the following phrase:

“and which Landlord shall not knowingly disclose, or knowingly and actively cause any of the Landlord Related Parties or Landlord’s contractors to disclose, to any third parties, except to the extent, if any, that such disclosure is, in Landlord’s reasonable judgment, required by applicable Regulations”

18.	Limitation of Landlord’s Liability. Section 20 of the Lease is hereby deleted in its entirety and the following is substituted therefor:

“NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE LAND ON WHICH IT IS LOCATED. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND THE LAND ON WHICH IT IS LOCATED FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.”

19.	Intentionally Omitted.

20.	Surrender of Premises. The third sentence of Section 36 of the Lease is hereby deleted in its entirety. The second sentence of Section 36 of the Lease is hereby deleted in its entirety and is replaced with the following:

“Notwithstanding anything to the contrary set forth herein, Tenant shall remove on or before the date of expiration or earlier termination of the Lease, all equipment and leasehold improvements existing in the Premises on the Commencement Date which relate to Tenant’s manufacturing and production of testing and calibration equipment (e.g., clean rooms, and HVAC, electrical and plumbing equipment and systems servicing such clean rooms, safety showers, and change rooms), and restore the Premises to shell condition in areas where such leasehold improvements and equipment are removed.”

21.	Landlord’s Consents. The second sentence of Section 37.K. of the Leae is hereby deleted in its entirety.

22.	Satellite Dish / Antenna

22.01.	During the Term, Tenant shall have the right, to lease space on the roof of the Building for the purpose of installing (in accordance with Section 12 of the Lease), operating and maintaining a 60 inch Dish/Antenna or other communication device approved by the Landlord (the “Dish/Antenna”). No monthly fee shall be payable by Tenant to Landlord in connection with the Dish/Antenna.

22.02.	The exact location of the space on the roof to be leased by Tenant shall be designated by Landlord and shall not exceed 100 square feet (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the size of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. The Dish/Antenna must be tagged with weatherproof labels showing manufacturer, model, frequency range, and name of Tenant. In addition, the cable between the Dish/Antenna and Tenant’s suite, and any other cable connected to the Dish/Antenna (the “Dish!Antenna Cable”) must be tagged in the telecom closet on each floor with a label showing Tenant’s name, phone number and suite number. The precise specifications and a general description of the Dish/Antenna along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 20 days before Tenant commences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shali pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).

22.03.

Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, Dish/Antenna Cable, the appurtenances and the Aesthetic Screening, if any (collectively, the “Dish/Antenna Items”), all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at

Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

22.04.	It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna Items are not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

22.05.	Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or existing tenants of the Building. If Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Dish/Antenna from the Roof Space and to remove such other Dish/Antenna Items as Landlord may request.

22.06.	Tenant, at its sole cost and expense, and at its sole risk, shall install, operate and maintain the Dish/Antenna Items in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission {the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under the Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

22.07.	The Dish/Antenna Items shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

22.08.

In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna Items, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with

Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. If Landlord contemplates roof repairs that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

22.09.	Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

22.10.	Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights of Tenant hereunder with respect to the Roof Space.

22.11.	Tenant specifically acknowledges and agrees that the terms and conditions of Section B.C. of the Lease (Indemnity and Waiver of Claims) shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

22.12.	If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within any applicable cure period provided for in the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing all or any of the Dish/Antenna Items, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna Items. If Landlord removes the Dish/Antenna Items as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna Items and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna Items.

23.	Supplemental Condensing Unit The following provisions shall apply from and after the date of mutual execution and delivery of this Amendment:

A.

Tenant, subject to Landlord’s review and approval of Tenant’s plans therefor, shall have the right to install a compressor-condensing unit (the “Condensing Unit”) for the purpose of providing an external cooling source for the interior air- handling unit shown as shaded and labeled “AHU” on Exhibit C attached hereto and made a part hereof. The Condensing Unit shall have a cooling capacity of not more than 125 tons and shall be placed within the area {the “Condensing Unit Area”) that is adjacent to the Building and shown as shaded and labeled “CU” on Exhibit C attached hereto and made a part hereof. Notwithstanding the foregoing, Tenant’s right to install the Condensing Unit shall be subject to Landlord’s approval of the manner in which the Condensing Unit is installed, the manner in which any power cable or fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Condensing Unit to the Premises and the measures that will be taken to minimize any vibrations or sound disturbances from the operation of the Condensing Unit, including, without limitation, any necessary 2-hour rated enclosures or sound installation. Landlord shall have the right to require an acceptable enclosure to disguise the existence of the Condensing Unit and to minimize any adverse effect that the installation of the Condensing Unit may have on the appearance of the Building or the Project; provided, however, that Tenant shall not be required to enclose the Condensing Unit in a way that would materially impede the flow of air into or out of the

Condensing Unit. Without limiting the foregoing, the Condensing Unit shall be (i) designed and manufactured to emit less than 70 dB(A) at 30 feet; (ii) placed upon a concrete pad that does not touch the Building or its foundation or footings, and (iii) enclosed in a white, louvered enclosure located along the perimeter of the Condensing Unit Area. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Condensing Unit. Tenant shall not install or operate the Condensing Unit until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Condensing Unit. In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention laws pertaining to Tenant’s use of the Condensing Unit Area. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Condensing Unit. Notwithstanding anything herein to the contrary, if Tenant does not install the Condensing Unit on or before December 31, 2007, or if Tenant, after installation, removes the Condensing Unit from the Condensing Unit Area for reasons other than the repair and replacement of the Condensing Unit, Tenant’s right to install and maintain the Condensing Unit and to use the Condensing Unit Area shall be null and void.

B.	Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Condensing Unit shall in no way damage any portion of the Building or the Project. To the maximum extent permitted by applicable law, the Condensing Unit and all appurtenances in the Condensing Unit Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Condensing Unit or any appurtenances installations are damaged for any reason. Tenant agrees to be responsible for any damage caused to the Building or the Project in connection with the installation, maintenance, operation or removal of the Condensing Unit and, in accordance with the terms of 8.C of the Lease (as amended hereby), to indemnify, defend and hold Landlord and the Landlord Related Parties harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees (if and to the extent permitted by applicable law), which may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties in connection with the installation, maintenance, operation or removal of the Condensing Unit, including, without limitation, any environmental and hazardous materials claims. In addition to, and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that the installation and use of the Condensing Unit and appurtenances shall not adversely affect the insurance coverage for the Building or the Project. If for any reason, the installation or use of the Condensing Unit and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

C.	Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Condensing Unit and appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by such installation, operation, maintenance or removal, including, without limitation, the repair or replacement of any damaged or destroyed landscaping and the patching of any holes to match, as closely as possible, the color surrounding the area where the Condensing Unit and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the Condensing Unit Area “as is” in its condition existing on the date of mutualexecution and delivery of this Amendment, without any obligation on the part of Landlord to prepare or construct the Condensing Unit Area for Tenant’s use. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Condensing Unit Area for the installation and operation of the Condensing Unit. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Condensing Unit Area without Landlord’s prior written consent. Tenant agrees to maintain the Condensing Unit, including without limitation, any enclosure installed around the Condensing Unit in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Condensing Unit so as to keep such enclosure in good condition.

D.	Tenant. upon prior notice to Landlord and subject to the rules and regulations enacted by Landlord, shall have access to the Condensing Unit and its surrounding area for the purpose of installing, repairing, maintaining and removing the Condensing Unit.

E.	Tenant shall be permitted to use the Condensing Unit Area solely for the maintenance and operation of the Condensing Unit, and the Condensing Unit and Condensing Unit Area are solely for the benefit of Tenant. All products generated by the Condensing Unit may only be used by Tenant in the Premises.

F.	Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Condensing Unit Area.

G.	Tenant shall have no right to sublet the Condensing Unit Area or to assign its interest hereunder.

H.	Notwithstanding anything to the contrary contained herein, if at any time during the Term Landlord determines in its sole but bona fide business judgment, that the Condensing Unit and/or any appurtenances interfere with the operations of the Building or the Project or the operations of any of the occupants of the Building or the Project, then Tenant shall, upon notice from Landlord, cease any further operation of the Condensing Unit. From and after such notice by Landlord, Tenant shall have no further right to operate the Condensing Unit unless and until Tenant shall have redesigned and modified the Condensing Unit and/or installations in a manner approved by Landlord, provided however, that Landlord’s approval of such redesign and modification shall constitute the mere permission to operate the Condensing Unit, which permission shall in no event be construed to abrogate or diminish Landlord’s rights or Tenant’s obligations under this Section 23 or the Lease.

24.	Deleted Provisions. The following portions of the Lease are hereby deleted in their entirety and are of no further force or effect: the final sentence of Section 19, Section 38.B., Section 38.0., Section 38.E., Section 38.F., Section 38.H., and Section 38.K.

25.	Miscellaneous.

25.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

25.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

25.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment. the provisions of this Amendment shall govern and control.

25.04.	Submission of this Amendment by Landlord is not an offer to enter into thi Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

25.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

25.06.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Craig Reinhart of CRESA Partners (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment, other than Matt Cole of Equity Office Properties Management Corp. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

25.07.	Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http:f/www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.08.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

OR-NIMBUS CORPORATE CENTER, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C.,
a Delaware limited liability company

By:	/s/ John D. Gallander
John D. Gallander
Vice President Asset Management

TENANT:

CASCADE MICROTECH, INC., an Oregon corporation

By:	/s/ Steve Sipowicz
Steve Sipowicz
Chief Financial Officer

EXHIBIT A

WORKLETIER

This Exhibit (“Work Letter”) is attached to and made a part of the First Amendment (the “Amendment”) by and between OR-NIMBUS CORPORATE CENTER, L.L.C., a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”), for the entire Building located at 9100 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 6 (the “Building”). Capitalized terms used but not otherwise defined herein shall have the meanings given in the Amendment.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Amendment.

I.	Alterations and Allowance.

A.	Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit is attached and all prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.	Provided Tenant is not in default, Landlord agrees to contribute the sum of $448,185.54 (the “Allowance”) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Initial Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Initial Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Initial Alterations; and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.	In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Any portion of the Allowance which exceeds the cost of the Initial Alterations or is otherwise remaining after June 30, 2007 (“Unused Allowance”) shall accrue to the sole benefit of Landlord, it being agreed that, subject to the following, Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto; provided, however, upon completion of the Initial Alterations and payment of all costs related thereto, Landlord shall apply up to $301,143.04 (i.e., $5.12 per rentable square foot of the Premises) of such Unused Allowance against the installments of Base Rent and Additional Rent next and subsequently becoming due under this Lease. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

D.	Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises. Nothing in this Section D shall be deemed to waive or diminish any ongoing obligation of Landlord under the Lease to maintain or repair the Building.

E.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

EXHIBIT B

OUTLINE AND LOCATION OF LIQUID NITROGEN STORAGE AREA

EXHIBIT C

OUTLINE AND LOCATION OF CONDENSING UNIT AREA

Nimbus Corporate Center